Exhibit 99.(i)

October 30, 2023

WisdomTree Digital Trust
250 West 34th Street, 3rd Floor
New York, NY 10119

Re:	Registration Statement on Form N-1A 1933 Act File No. 333-255575 1940 Act File No. 811-23659

Ladies and Gentlemen:

We have acted as counsel to WisdomTree Digital Trust, a Delaware statutory trust (the “Trust”) in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 72 (the “Post-Effective Amendment”) to the Trust’s above-referenced Registration Statement on Form N-1A, registering an indefinite number of shares of beneficial interest (the “Shares”) of the nine series of the Trust listed below (each a “Fund”, and collectively, the “Funds”) under the Securities Act of 1933, as amended (the “1933 Act”). The Funds are:

•	WisdomTree Floating Rate Treasury Digital Fund
•	WisdomTree Short-Term Treasury Digital Fund
•	WisdomTree 3-7 Year Treasury Digital Fund
•	WisdomTree 7-10 Year Treasury Digital Fund
•	WisdomTree Long-Term Treasury Digital Fund
•	WisdomTree TIPS Digital Fund
•	WisdomTree 500 Digital Fund
•	WisdomTree Technology and Innovation 100 Digital Fund
•	WisdomTree Short-Duration Income Digital Fund

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment with the SEC. For purposes of rendering this opinion, we have examined the following documents:

a)	The Post-Effective Amendment;

b)	The Trust’s Amended and Restated Declaration of Trust;

c)	The By-Laws of the Trust;

WisdomTree Digital Trust

d)	The actions of the Trustees of the Trust authorizing the issuance of the Shares of the Funds in a continuous public offering; and

e)	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

We have relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of the Secretary of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

1)	The Shares being registered pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

2)	When issued and paid for at net asset value as contemplated by the Post-Effective Amendment, the Shares will be validly issued, fully paid, and non-assessable.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal laws of the United States and the laws of the State of Delaware. We are members of the Bar of the District of Columbia and our opinion, as it relates to the laws of the State of Delaware, is based solely on our review of the laws, and, where applicable, published cases, rules or regulations relating thereto, of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.

This opinion is rendered solely for submission to the SEC as an exhibit to the Post-Effective Amendment. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Perkins Coie LLP